ELLIOTT REIHNER SIEDZIKOWSKI
   & EGAN, P.C.
By:  	Thomas J. Elliott, Esquire			THIS IS NOT AN ARBITRATION CASE.
	Mark A. Kearney, Esquire			ASSESSMENT OF DAMAGE HEARING
Dion G. Rassias, Esquire				IS REQUIRED
Identification Nos. 20324/52032/49724		JURY TRIAL IS DEMANDED
Union Meeting Corporate Center
925 Harvest Drive, Suite 300
Blue Bell, PA  19422					Attorneys for Plaintiffs
(215) 977-1000
_____________________________________
JEWELCOR MANAGEMENT, INC.        	:	IN THE COURT OF COMMON PLEAS
100 North Wilkes-Barre Blvd.   		: 	OF PHILADELPHIA COUNTY
Wilkes-Barre, Pennsylvania 18702		:
                                 				:	JUNE TERM, 2002
                   Plaintiff,     			:	NO.
:
       		   v.                      		:    	COMMERCE DIVISION
                                 				:
THISTLE GROUP HOLDINGS, CO.       	:
6060 Ridge Avenue                  		:
Philadelphia, PA  19128,              		:
     and                         				:
JAMES C. HELLAUER                     	:
6060 Ridge Avenue                  		:
Philadelphia, PA  19128,             		:
     and                          				:
JOHN F. McGILL, JR.                   		:
6060 Ridge Avenue                  		:
Philadelphia, PA  19128,              		:
     and                         				:
CHARLES A. MURRAY                  		:
6060 Ridge Avenue                  		:
Philadelphia, PA  19128,              		:
     and                          				:
ADD B. ANDERSON, JR.                     	:
6060 Ridge Avenue                  		:
Philadelphia, PA  19128,              		:
     and                          				:
FRANCIS E. McGILL, III                   	:
6060 Ridge Avenue                  		:
Philadelphia, PA  19128,              		:
     and                          				:
WILLIAM A. LAMB, SR.                    	:
6060 Ridge Avenue                  		:
Philadelphia, PA  19128,			:
     and						:


JERRY A. NAESSENS			:
6060 Ridge Avenue				:
Philadelphia, PA 19128,			:
:
                   Defendants.  			:
___________________________________	:


CIVIL ACTION - VERIFIED COMPLAINT
           Plaintiff Jewelcor Management, Inc. ("Jewelcor"), through its undersigned counsel, Elliott Reihner Siedzikowski & Egan, P.C., files this Complaint against Defendants Thistle Group Holdings, Co., James C. Hellauer, John F. McGill, Jr., Charles A. Murray, Add B. Anderson, Jr., Francis E. McGill, III, William A. Lamb, Sr., and Jeff A. Naessens and for cause of action alleges as follows:

PARTIES
1.	Jewelcor is a Nevada corporation with its principal place of business at 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre,
PA 18702.
2.	Jewelcor, at all material times herein, owned shares of common stock of Thistle Group Holdings, Co. ("Thistle").
3.	Defendant Thistle is a Pennsylvania corporation with its
corporate headquarters and principal place of business at 6060
Ridge Avenue, Philadelphia, Pennsylvania 19128.  Thistle, although a nominal party, is an indispensable party to this action.
4.	Defendant James C. Hellauer, a competent adult, is a director of Thistle who maintains a place of business at 6060 Ridge Avenue
Arch Street, Philadelphia, Pennsylvania 19128.  Moreover,
Defendant Hellauer served as a director of Thistle at
all times relevant to this action.
5.	Defendant John F. McGill, Jr., a competent adult, is the
Chairman of the Board and Chief Executive Officer of Thistle who
maintains a place of business at 6060 Ridge Avenue, Philadelphia,
Pennsylvania 19128.  Moreover, Defendant McGill served as the
Chairman of the Board and Chief Executive Officer of Thistle at all times relevant to this action.
6.	Defendant Charles A. Murray, a competent adult, is a director of Thistle who maintains a place of business at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128. Moreover, Defendant Murray served as a director of Thistle at all times relevant to this action.
7.	Defendant Add B. Anderson, Jr., a competent adult, is a director of Thistle who maintains a place of business at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128. Moreover, Defendant Anderson served as a director of Thistle at all times relevant to this action.
8.	Defendant Francis E. McGill, III, a competent adult,  is a director of Thistle who maintains a place of business at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128. Moreover, Defendant McGill served as a director of Thistle at all times relevant to this action.
9.	Defendant William A. Lamb, Sr., a competent adult, is a director of Thistle who maintains a place of business at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128. Moreover, Defendant Lamb served as a director of Thistle at all times relevant to this action.
10.	Defendant Jerry A. Naessens, a competent adult, is the Chief
Financial Officer of Thistle and as a director of Thistle who maintains a place of business at 6060 Ridge Avenue, Philadelphia, Pennsylvania
19128.  Moreover, Defendant Naessens served as the Chief Financial
Officer of Thistle and as a director of Thistle at all times relevant to this action.
JURISDICTION AND VENUE
11.	This civil action arises under the law of the Commonwealth of
Pennsylvania. Jewelcor seeks from the individually named Defendants compensatory damages, punitive damages, costs of suit, and such other and further relief to which Jewelcor may be justly entitled.
Jurisdiction is predicated upon 42 Pa.C.S.A. 5301(a).
12.	Venue is proper in Philadelphia County pursuant to Rules 1006 and
2179 of the Pennsylvania Rules of Civil Procedure insofar as Defendants regularly transact business in this County. Moreover, one or more of the transactions or occurrences out of which Jewelcor's cause of action arose occurred in this County.
DERIVATIVE ALLEGATIONS
13.	Jewelcor is a stockholder of Thistle and was a stockholder of
Thistle at the time of the transactions of which Jewelcor complains.
14.	Jewelcor did not make a demand upon Thistle to secure
enforcement by the corporation because such a demand would be futile, useless or unavailing as evidenced by the facts set forth below. The individually named Defendants, as members of Thistle's Board of Directors, implemented the conduct complained of herein for the purpose of entrenching themselves in Thistle's management to the detriment of Thistle and its shareholders.
FACTUAL BACKGROUND
15.	On November 13, 2001, Jewelcor began purchasing shares of
common stock of Thistle ("Common Stock") at a price of $9.05 per share. Currently, Jewelcor owns 330,826 shares of Common Stock.
16.	By letter dated February 13, 2002, Jewelcor notified Thistle that it was nominating a competing slate of directors for election to Thistle's Board, Seymour Holtzman, James A. Mitarotonda and Alfred I. Fiergang, at the 2002 annual meeting of Thistle's stockholders (the "2002 Annual Meeting").
Thistle received Jewelcor's letter on February 14, 2002.
17.	In furtherance of its desire to elect a competing slate of directors,
Jewelcor, together with two other stockholders, formed a Committee to Maximize Shareholder Value (the "Committee"). The Committee retained D.F. King
& Co., Inc. ("King") to assist in the solicitation of proxies for the
2002 Annual Meeting. 18.	On February 15, 2002, Thistle filed its
preliminary proxy statement with the Securities and Exchange Commission.
 In response, Thomas A. Long ("Long"), an Executive Vice President of King, contacted ADP Proxy Solicitation Services ("ADP") to ascertain the record date and meeting date for the 2002 Annual Meeting. Mr. Long did so to learn, inter alia, the quantities of proxy soliciting material that would be needed for the upcoming solicitation. Though this conversation, Long was advised that the record date had been set for March 4, 2002 and that Thistle's 2002 Annual Meeting had been set for April 17, 2002. This is the usual manner through which King and other proxy solicitation firms determine the annual meeting date for contested elections.
19.	The annual meeting date of April 17, 2002 for the 2002 Annual
Meeting was consistent with the date for Thistle's 2001 annual meeting,
April 18, 2001.
20.	On March 13, 2002, after reviewing Thistle's Definitive Proxy
Statement filed with the SEC, Long directed an individual in his office to call ADP. This individual spoke with Damian Rodriguez at ADP and was informed that Georgeson Shareholder Communications, Inc. ("Georgeson")
had advised ADP that the date of Thistle's 2002 Annual Meeting had been moved to April 3, 2002, substantially compressing the proxy solicitation period by two weeks. Georgeson was the proxy solicitation firm retained by Thistle in connection with the 2002 Annual Meeting.
21.	By changing the 2002 Annual Meeting date to April 3, 2002, Thistle significantly handicapped the Committee's efforts to properly solicit stockholders.
22.	To remedy Defendants' misconduct, Jewelcor filed an action against
Defendants on March 19, 2002 in the Court of Common Pleas of Philadelphia County, First Judicial District of Pennsylvania, Civil Trial Division,
Case Number 2623, March Term, 2002.  In that action, Jewelcor sought and obtained a preliminary injunction which enjoined Defendant Thistle's 2002 annual meeting on April 3, 2002.
23.	In entering the injunction, the Honorable John W. Herron held that
"the Board's attempt to move the Meeting date is a blatant attempt to manipulate the upcoming Board election and to interfere with [Jewelcor's] right to contest the election of Thistle's directors." Judge Herron also held that "Thistle's conduct was improper and inequitable" and that "[b]ecause the Board's moving the Meeting date amounts to little more than an effort to maintain domination over Thistle's operations, [Jewelcor] has a clear right to relief." A true and correct copy of Findings of Fact, Discussion and Conclusions of Law in Support of Order Granting Plaintiff-Petitioner's Petition for Preliminary Injunction is attached hereto as
Exhibit A.
24.	In addition to advancing the 2002 Annual Meeting date to thwart any efforts to elect a competing slate of directors, less than one week after
 Thistle received Jewelcor's letter nominating three individuals for election to the Board, Thistle's Board amended the Bylaws of the company to impose onerous qualification requirements for Board members.  The
Amended Bylaws were not made public until after the close of business on March 12, 2002, when Thistle filed its 10K with the SEC. In particular, the Amended Bylaws require each director to reside in a county, city or town within the Commonwealth of Pennsylvania which is no more than twenty five (25) miles in distance from the main branch or nearest branch office location of the company's wholly owned subsidiary, Roxborough Manayunk Bank.
 In addition, these Amended Bylaws require each director to own at least
5000 shares of Common Stock and preclude any person who is a management official of another depository institution or depository holding company from being eligible to serve on Thistle's Board. Although Thistle did not enforce these new restrictive qualifications against Jewelcor's nominees at the 2002 Annual Meeting, Thistle's counsel advised Jewelcor that Thistle intends to enforce these restrictive qualifications in the future. These self-serving amendments, if enforceable, would prevent, inter alia, the individuals nominated at the 2002 Annual Meeting to serve on the Board of
 Directors. Also, the amendments would unreasonably limit the ability to nominate a competing slate of future directors.
25.	More recently, Thistle announced its intent to repurchase up to one million shares, or approximately 15% of the Common Stock currently outstanding, in a Modified Dutch Auction Tender Offer at a price range of $11.50-$12.50 per share (the "Tender Offer"). A true and correct copy of the May 7, 2002 press release announcing the Tender Offer is attached hereto as Exhibit B.
26.	On May 8, 2002, Seymour Holtzman ("Holtzman"), the President and
Chief Executive Officer of Jewelcor, sent a letter to John F. McGill, Jr.
 ("McGill"), the Chairman and Chief Executive Officer of Thistle, advising him that the Tender Offer was inadequate. In fact, Thistle's Tender Offer proposed to acquire such Common Stock at a price below its book value. Holtzman also advised Defendant McGill that Jewelcor offered to purchase one million shares of the company's common stock at a price range of $13.50 -$14.50, subject to the Thistle Board of Directors removing the poison pill, assisting in any required regulatory filings and providing Jewelcor reasonable board representation. A true and correct copy of Holtzman's
May 8, 2002 letter is attached hereto as Exhibit C.
27.	Thistle issued a press release on May 10, 2002 acknowledging receipt of Holtzman's May 8, 2002 letter and the contingencies set forth in the letter. A true and correct copy of the May 10, 2002 press release is attached hereto as Exhibit D.
28.	On May 14, 2002, Holtzman sent another letter to Defendant McGill regarding his May 8, 2002 letter.  Holtzman advised that he had "not received any acknowledgement from Thistle that it was willing to agree to the contingencies and requested that Defendant McGill advise him of Thistle's position at Defendant McGill's earliest convenience. Holtzman also advised McGill that Jewelcor would step aside if Thistle raised its offer price to
$13.50-$14.50 per share, which was the price discussed in Holtzman's May 8, 2002 letter. A true and correct copy of Holtzman's May 14, 2002 letter is attached hereto as Exhibit E.
29.	Defendant McGill failed to respond to Holtzman's prior requests,
Holtzman sent another letter to McGill on May 30, 3002 requesting an immediate response regarding Defendants' remove the poison pill, agreeing to assist Jewelcor in any required regulatory filings and granting reasonable board representation to Jewelcor. A true and correct copy of Holtzman's May 30, 2002 letter is attached hereto as Exhibit F.
30.	On June 4, 2002, Defendant Thistle issued a press release announcing that, in connection with the Tender Offer, it has increased the price that it will pay to purchase the shares from $11.50-$12.50 to $13.00 per share.
 One of the reasons Defendant Thistle provided for increasing the price for the Tender Offer was an insufficient number of shares being tendered in the original price range. A true and correct copy of the June 4, 2002 press release is attached hereto as Exhibit G.
31.	Finally, on June 6, 2002, Defendant McGill faxed a letter to Holtzman allegedly responding to Holtzman's numerous prior communications.  In this letter, Defendant McGill stated that a third party must obtain regulatory approval from the Office of Thrift Supervision ("OTS").
Jewelcor acknowledged this fact in Holtzman's May 8, 2002 letter.  Specially, one of the requests made by Holtzman in his May 8, 2002 letter was that Defendant Thistle agree to assist in any required regulatory filings. Defendants know that OTS approval is useless unless Defendant Thistle agreed to remove the poison pill. Defendant McGill's letter of June 4, 2002 is merely a belated attempt to justify his failure to address timely the issues raised by Holtzman in his prior correspondence. A true and correct copy of Defendant McGill's June 6, 2002 letter is attached hereto as Exhibit H.
32.	If Defendant Thistle purchases one million shares of Common Stock in the pending Tender Offer, Defendant Thistle's current Board of Directors and management will obtain unfettered control over the Company.
COUNT I
BREACH OF FIDUCIARY DUTY
VERSUS THE INDIVIDUAL NAMED DEFENDANTS
33.	Jewelcor incorporates by reference the foregoing paragraphs as if fully set forth herein.
34.	The individually named Defendants, as directors of Thistle, owe fiduciary duties of loyalty, care and good faith to Jewelcor, and other stockholders of Thistle.
35.	The individually named Defendants breached their fiduciary duties of loyalty to Thistle's stockholders by promoting their own self-interest to the detriment of the interests of the stockholders. Defendants' actions show a pattern of conduct specifically designed to perpetuate their positions as directors of Thistle and to maintain control over Thistle, to the exclusion of the other shareholders of the Company.
 	36.	Defendants' sole or primary purpose in rescheduling the 2002
Annual Meeting, amending the By Laws to impose stricter qualifications on director nominees and electing to repurchase one million shares of Thistle's common stock in the Tender Offer -- at Thistle's expense -- was to retain their positions of control at Thistle.
37.	The individually named Defendants have acted in their own self-
interest and are using Thistle's funds to accomplish their objective.
This self-serving misconduct will result in an unwarranted economic loss to Thistle of an amount in excess of $13 million.
38.	The individually named Defendants have violated their fiduciary duties by effectively impeding Jewelcor's rights in corporate democracy.
39.	As a result of the individually named Defendants' breach of their fiduciary duties, Jewelcor has sustained actual damages.
40.	The individually named Defendants' actions, as set forth more fully above, were willful, wanton and malicious and reflect a total disregard for the rights of Jewelcor and others. Accordingly, punitive damages should be awarded against them.
WHEREFORE, Jewelcor requests that this Honorable Court enter a judgment against the individually named Defendants, jointly and severally:
a. Awarding actual damages in an amount in excess of the mandatory arbitration limits of this Court;
b.   Awarding punitive damages;
c.	Awarding Jewelcor its costs, expenses, and attorneys' fees; and
d.	Awarding such other and further relief, at law or in equity, to which Jewelcor may be justly entitled.


OF COUNSEL:
__________________

ELLIOTT REIHNER SIEDZIKOWSKI  	THOMAS J. ELLIOTT
 & EGAN, P.C.            	  	MARK A. KEARNEY
                              	DION G. RASSIAS
					      ROGER J. HARRINGTON
                             		Union Meeting Corporate Center V
                             		925 Harvest Drive
                             		Blue Bell, PA  19422
                             		(215) 977-1000

Dated:  June 11, 2002



VERIFICATION


          I, Seymour Holtzman, hereby verify that I am the President and Chief Executive Officer of the Jewelcor in the above matter and that the statements made in the foregoing Complaint are true and correct to the best of my knowledge, information and belief and I understand that the statements in the foregoing are made subject to the penalties for unsworn falsification to authorities set forth in 18 Pa.C.S. 4904.


______________________________
Seymour Holtzman


Dated:  June    , 2002